UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington,  D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 22, 2016

Sanchez Production Partners LP

(Exact name of registrant as specified in its charter)

Delaware	001-33147	11-3742489
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

1000 Main Street, Suite 3000
Houston, TX	77002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 783-8000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 22, 2016, CEP Services Company Inc., a wholly-owned subsidiary of Sanchez Production Partners LP (the “Partnership”), and Charles C. Ward, mutually agreed to terminate Mr. Ward’s Amended and Restated Employment Agreement, dated as of April 5, 2012, in connection with Mr. Ward’s termination of employment with such subsidiary and his becoming an employee of Sanchez Oil and Gas Corporation (“SOG”), an affiliate of SP Holdings, LLC (“SP Holdings”), which is the sole member of the Partnership’s general partner and the provider of shared services to the Partnership.  In connection with the employment transition, and pursuant to a Mutual Termination, Release and Waiver, Mr. Ward received a cash severance payment of $1,363,375, the accelerated vesting of 25,641 restricted units, the nonforfeiture of any benefits under nonqualified deferred compensation plans, and the established right to continued health benefits.  In exchange, Mr. Ward provided a release of all claims against the Partnership, the Partnership’s general partner, SP Holdings, SOG and other affiliates.

The foregoing description of the Mutual Termination, Release and Waiver does not purport to be complete and is qualified in its entirety by reference to such document, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Mr. Ward’s position as Chief Financial Officer and Secretary of the general partner of the Partnership remains unchanged.  On  January 22, 2016,  the Partnership established a  base salary for Mr. Ward of $275,000 effective as of January 1, 2016.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.Exhibit

10.1Mutual Termination, Release and Waiver, dated as of January 22, 2016, between CEP Services Company Inc. and Charles C. Ward

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

anu
SANCHEZ PRODUCTION PARTNERS LP
By: Sanchez Production Partners GP LLC, its general partner

Date: January 27, 2016	By:	/s/ Charles C. Ward
Charles C. Ward
Chief Financial Officer

Exhibit Index

Exhibit No.Exhibit

10.1Mutual Termination, Release and Waiver, dated as of January 22, 2016, between CEP Services Company Inc. and Charles C. Ward